Exhibit 99.1

SenesTech Announces Financial Results and
Appointment of Ken Siegel as Chief Executive Officer

Hospitality-veteran and former Executive Officer of Starwood Hotels & Resorts Ken
Siegel Named Chief Executive Officer

Dr. Loretta Mayer to Remain Chair and Chief Scientific Officer

FLAGSTAFF, Ariz., May 15, 2019 — SenesTech, Inc. (NASDAQ: SNES), a developer of proprietary technologies for managing animal pest populations through fertility control, today announced financial and operational results for the first quarter of fiscal 2019, which ended March 31, 2019.

The Company also announced the appointment of Ken Siegel as SenesTech’s new Chief Executive Officer, succeeding the Company’s Co-Founder, Dr. Loretta Mayer, who will remain Chair and Chief Scientific Officer. Today’s leadership announcement is part of SenesTech’s ongoing strategic plan to position the Company for growth and drive the commercialization of ContraPest, its flagship product. The new approach, launched earlier this year has begun to gain traction with key municipalities and the food/agricultural markets.

Mr. Siegel is a seasoned senior executive with over 25 years of leadership experience at major public and private corporations. He most recently served as President of Diamond Resorts International, a leading independent branded vacation ownership company. Prior to Diamond, he served as Chief Administrative Officer of Starwood Hotels & Resorts, a global hospitality company, until its acquisition by Marriott International in 2016. Siegel’s background includes operations, finance, legal, branding and reputation management, sustainability and social responsibility, lobbying and regulatory affairs. He also has extensive experience working with and in technology businesses and is an expert in the development and protection of intellectual property assets.

Ken brings tremendous passion to SenesTech’s highly effective, eco-friendly solutions to pest control. He is a recognized leader in corporate sustainability and social responsibility having developed Starwood’s innovative strategies to mitigate potential social and economic harms of its business through initiatives that improved overall economic performance. He is a key proponent of strategies to “do well by doing good.”

“I believe that SenesTech has developed the right product and technologies for our times,” Siegel said. “ContraPest is a highly effective, proven, and eco-friendly solution to an age-old problem. With growing environmental and effectiveness concerns around existing solutions, SenesTech stands alone in offering a product that addresses a critical need for pest control without the inherent environmental risks of existing rodenticides.”

Co-Founders Dr. Loretta P. Mayer, Chair of SenesTech and Chief Scientific Officer, and Dr. Cheryl A. Dyer, President and Chief Research Officer, said, "We are excited to have Ken join us in this leadership role. We know that he shares our commitment to SenesTech’s mission and a passion for our product, ContraPest. We also know that his extensive executive experience, corporate relationships and his understanding of the customer are ideally suited to rapidly drive adoption of ContraPest. With Ken’s overall leadership, we can continue to focus on SenesTech’s enduring vision: sound science, effective solutions.”

Mr. Siegel continued, “ The awareness and wide availability of ContraPest is the most it has ever been. The activity over the last few months, including deployments in large municipalities, such as Washington DC, St. Louis, Southern California, San Francisco and elsewhere confirms that the need for a novel solution to this persistent problem is evident. Continued successful deployments will enhance the market penetration of ContraPest and our unique technology. Targeting our strategic and tactical marketing efforts directly to the commercial end-user market segments is key to our future success. I am confident that we can drive substantial growth in 2019 and beyond.”

Recent Developments:

Since the beginning of the year, SenesTech announced a number of recent developments involving ContraPest, including:

•	A comprehensive roll-out of ContraPest in Washington DC commencing in spring 2019. ContraPest has been deployed in the first ward with sequential deployments now planned throughout all eight wards.
•	Deployed ContraPest in a major transit agency in Southern California.
•	Expanded into additional animal sanctuaries following the successful deployment at an initial facility in upstate New York.
•	Completed initial deployments in hosted poultry farms and will begin first commercial application in egg production facilities in California's central valley.
•	Expected expansion of use of ContraPest by St. Louis Gateway Arch Park Foundation.
•	Added ContraPest to Pestec’s IPM program for use in popular locations within the San Francisco Bay Area.
•	Introduced products into the animal care market with ContraPest provided directly or indirectly to 11 zoos and a wide variety of animal sanctuaries.
•	Removal of the "Restricted Use Only" category from the ContraPest label was approved by the U.S. Environmental Protection Agency (EPA) in October 2018. As of this date, the Company has received follow-on state acceptance for the new label and removal of restricted use status in 35 states, including Florida and Washington.

•	Launched a new scientific speaker series, showcasing the scientists and researchers who have made substantial contributions in rodent/animal behavior, rodent management, fertility control and other related fields.
•	Progression of AB 1788 continues through the California legislature. If passed, AB 1788 would greatly restrict or eliminate the use of second generation anticoagulant rodenticides (SGARs). This, in turn, could accelerate the adoption of ContraPest in California.

Financial Results

Revenues from product sales during Q1 2019 ended March 31, 2019 were $19,000, compared to $19,000 of revenue from product sales during Q1 2018. Net loss for the quarter was $2.4 million, compared with a net loss of $2.7 million during the first quarter of 2018. Adjusted EBITDA, which is a non-GAAP measure of operating performance, was $(2.0) million during Q1 2019, compared to $(1.8) million during Q1 2018.

Tom Chesterman, Chief Financial Officer of SenesTech, commented, "Results during the first quarter reflect temporary disruptions as we implemented our end user sales and marketing strategy, delays in deployments due to anticipated seasonal reduction in rodent activity during the quarter and the transition to the removal of ContraPest’s ‘restricted use only’ status at the state level. We continued to drive improvements in our operating expenses and limit our cash utilization. We ended the quarter with cash, cash equivalents and investments of approximately $2.9 million and have received accelerating warrant exercises subsequent to the end of the quarter.”

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: 5:00 pm ET (2:00 pm PT) on Wednesday, May 15, 2019

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/.

To Ask a Question: The conference call will be moderated by Lytham Partners, an investor relations firm. There will be three options to ask a question during the call:

1.	Questions can be asked live during the call-in portion of the conference call.
2.	The live webcast will feature an option to submit questions in writing during the event.
3.	If you are unable to attend the event, you can submit a question in advance to Senestech@LythamPartners.com.

Replay:

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10131510. A webcast replay will be available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

SenesTech has developed and is in the process of commercializing a proprietary technology for managing animal pest populations, primarily rat populations, through fertility control. For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. "Forward-looking statements" may be preceded by words such as "may," "future," "plan" or "planned," "will," "should," "expected," "anticipates," “continue,” "eventually," “believes,” or "projected." Forward-looking statements include statements concerning target marketing and markets; continuing the Company’s vision; deployment of the Company’s product; the continuation or expansion of the use of ContraPest; demand for ContraPest; the Company’s continuing to control expenses and cash; future financial results; and the Company’s execution of its strategic business plan.

Investors should not unduly rely on forward-looking statements. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those made in the forward-looking statements, including as a result of various factors and other risks, such as market acceptance and demand for the Company’s products, customers completing order commitments, the Company’s ability to reduce costs and execute on its plans and continuing to believe it is following the best strategy, the Company having sufficient financing, and other factors identified in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports filed on Form 10-Q. All forward-looking statements speak only as of the date on which they were made based on management's assumptions as of such date. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

BALANCE SHEETS

(In thousands, except shares and per share data)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS

Current assets:
Cash	$2,946	$4,920
Accounts receivable	150	139
Prepaid expenses	345	342
Inventory	1,335	1,261
Deposits	8	9
Total current assets	4,784	6,671

Right to use asset-operating leases	76	-
Property and equipment, net	983	1,083
Total assets	$5,843	$7,754

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$202	$219
Accounts payable	272	173
Accrued expenses	776	771
Total current liabilities	1,250	1,163

Long-term debt, net	227	261
Operating lease liability	76	-
Common stock warrant liability	5	-
Deferred rent	15	16
Total liabilities	1,573	1,440

Commitments and contingencies (See note 12)	-	-

Stockholders' equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 23,560,864 and 23,471,999 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	24	24
Additional paid-in capital	92,448	92,128
Accumulated deficit	(88,202)	(85,838)
Total stockholders' equity	4,270	6,314

Total liabilities and stockholders' equity	$5,843	$7,754

SENESTECH, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months
	Ended March 31,
	2019	2018

Net Sales	$19	$19
Cost of sales	12	19
Gross profit	7	-

Operating expenses:
Research and development	464	634
Selling, general and administrative	1,904	2,028
Total operating expenses	2,368	2,662

Net operating loss	(2,361)	(2,662)

Other income (expense):
Interest income	15	6
Interest expense	(13)	(22)
Other income (expense)	(5)	13
Total other income (expense)	(3)	(3)

Net loss and comprehensive loss	$(2,364)	$(2,665)

Loss per share attributable to common shareholders, basic and diluted	$(0.10)	$(0.16)

Weighted average common shares outstanding - basic and fully diluted	23,518,400	16,496,385

SENESTECH, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months
	Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,364)	$(2,665)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments	-	(18)
Bad debts expense	-	5
Depreciation and amortization	111	117
Stock-based compensation	252	698
Loss on remeasurement of common stock warrant liability	5	-
(Increase) decrease in current assets:
Accounts receivable	(11)	9
Prepaid expenses	(3)	(75)
Inventory	(74)	(247)
Deposits	1	2
Increase (decrease) in current liabilities:
Accounts payable	99	(22)
Accrued expenses	37	(116)
Deferred rent	(1)	(6)
Net cash used in operating activities	(1,948)	(2,318)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds received on sale of securities	-	798
Purchase of property and equipment	(11)	(3)
Net cash provided by (used in) investing activities	(11)	795

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of notes payable, net	(32)	(26)
Repayments of notes payable, related parties	-	(6)
Repayments of capital lease obligations	(19)	(18)
Proceeds from the exercise of warrants	36	-
Net cash provided by financing activities	(15)	(50)

NET CHANGE IN CASH	(1,974)	(1,573)
CASH AT BEGINNING OF PERIOD	4,920	2,101
CASH AT END OF PERIOD	$2,946	$528

SUPPLEMENTAL INFORMATION:
Interest paid	$13	$22
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of equipment under capital lease obligations	$-	$10
Common stock issued on accrued bonus	$32	$-

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three Months Ended March 31, 2019 and 2018

(Unaudited)

	For the Three Months
	Ended March 31,
(in thousands)	2019	2018
Net Loss (As Reported, GAAP)	(2,364)	(2,665)

Non-GAAP Adjustments:
Interest and dividends	(2)	16
Stock-based compensation	252	698
Gain on investments	-	(13)
Change in fair value of derivative	5	-
Amortization and accretion:
Amortization of discounts on investments	-	5
Depreciation expense	111	117
Total of non-GAAP adjustments	366	823

Adjusted EBITDA Loss (Non-GAAP)	(1,998)	(1,842)